AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 (“Amendment”) to that certain Employment Agreement, dated November 12, 2008 (collectively, “Agreement”), by and between NexCen Brands, Inc. (the “Company”) and Mark Stanko (“Executive” or “you”), is made effective as of June 30, 2009 (the “Effective Date”).

WHEREAS, the Compensation Committee of the Company’s Board of Directors has approved this Amendment No. 1 and the changes to the Agreement that it will effect.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

Section 1.               Amendments.  The Agreement shall be amended as follows:

A.	Section 1.3(f) shall be deleted in its entirety and replaced with the following:

(f)            Additional Benefits. During the Employment Period, the Executive shall be entitled to participate (for himself and, as applicable, his dependents) in the group medical, life, 401(k) and other insurance programs, employee benefit plans and perquisites which may be adopted by the Company, the Board or the Compensation Committee, from time to time, for participation by the Company’s senior management or executives, as well as dental, life and disability insurance coverage, with payment of, or reimbursement for, such insurance premiums by the Company, subject to, in all cases, the terms and conditions established by the Company, Board or the Compensation Committee with respect to such plans (collectively, the “Benefits”); provided, however, that the Company, Board or the Compensation Committee, in its reasonable discretion, may revise the terms of any Benefits so long as such revision does not have a disproportionately negative impact on the Executive vis-à-vis other Company employees, to the extent applicable.

Section 2.              Effect of Amendment.  Except as set forth in Section 1 of this Amendment, the provisions of the Agreement shall not be amended or altered by this Amendment and shall continue in full force and effect.

Section 3.              Miscellaneous.  This Amendment shall be governed by the internal laws of the State of New York.  This Amendment may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all counterparts taken together shall constitute one and the same instrument.  This Amendment and the Agreement (as amended hereby) constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and any and all prior agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, except for the Agreement (as amended hereby), are superceded by this Amendment.  Any provision of this Amendment which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rending unenforceable the remaining provisions hereof, and any invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the undersigned parties on December 14, 2009.

COMPANY:

NEXCEN BRANDS, INC.

By:	/s/ Kenneth J. Hall
Name: Kenneth J. Hall
Title: Chief Executive Officer

EXECUTIVE:

/s/ Mark Stanko
Mark Stanko